Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this registration statement on Form S-4 of Quicksilver Resources Inc. (“Quicksilver”) and the related prospectus of the reference to and report of LaRoche Petroleum Consultants contained in Quicksilver’s Annual Report on Form 10-K/A for the year ended December 31, 2013, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Reserve Engineers” included in the prospectus.

LaROCHE PETROLEUM CONSULTANTS, LTD.

By: /s/ Stephen W. Daniel
Stephen W. Daniel
Partner

Dallas, Texas
April 1, 2014